Exhibit 99.2

PRESS RELEASE	Franklin Street Properties Corp.
401 Edgewater Place • Suite 200 • Wakefield, Massachusetts 01880-6210 • (781) 557-1300 • www.franklinstreetproperties.com
Contact: John Demeritt 877-686-9496

FOR IMMEDIATE RELEASE

FRANKLIN STREET PROPERTIES CORP.
ACQUIRES OFFICE BUILDING IN
EDEN PRAIRIE, MINNESOTA

WAKEFIELD, MA – July 1, 2009 – Franklin Street Properties Corp. (“FSP”, “our” or “we”) (NYSE Amex: FSP), an investment firm specializing in real estate, announced today its acquisition on June 30, 2009 of an office building in Eden Prairie, Minnesota for a purchase price of approximately $22,570,000.  Completed in 2006, the building contains approximately 153,028 square feet of rentable space and is 100% leased.  Eden Prairie is located within the greater Minneapolis/St. Paul metropolitan area.  FSP has managed suburban properties in the greater Minneapolis/St. Paul metropolitan area since 2004.

This acquisition brings our total portfolio of properties to 31 and we continue to be very optimistic about the opportunities that are presenting themselves to acquire commercial properties at better pricing and value metrics than we have seen in the last several years.

This press release, along with other news about FSP, is available on the Internet at www.franklinstreetproperties.com.  We routinely post information that may be important to investors in the Investor Relations section of our website.  We encourage investors to consult that section of our website regularly for important information about us and, if they are interested in automatically receiving news and information as soon as it is posted, to sign up for E-mail Alerts.

About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties.  FSP operates in two business segments: real estate operations and investment banking/investment services.  The majority of FSP’s property portfolio is suburban office buildings, with select investments in certain central business district properties.  FSP’s subsidiary, FSP Investments LLC (member, FINRA and SIPC), is a real estate investment banking firm and a registered broker/dealer.  FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes.  To learn more about FSP please visit our website at www.franklinstreetproperties.com.

Forward-Looking Statements

Statements made in this press release regarding potential future acquisitions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including without limitation, general economic conditions and other “Risk Factors” set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and investors are cautioned not to place undue reliance on such forward-looking statements.  We will not update any of the forward-looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.